Exhibit 3.1.12

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110758572-18
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/24/2011 8:00 AM
	Entity Number C4529-1988

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Tempco, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The first sentence of Article Fourth of the Company's Articles of Incorporation is to be deleted in its entirety and the following sentence is substituted in lieu thereof:
"The authorized capital stock of the Corporation is two hundred ten million (210,000,000) shares divided into two hundred million (200,000,000) shares of common stock, par value $.005 per share, and ten million (10,000,000) shares of preferred stock, par value $.01 per share."
[Continued on Exhibit A attached hereto]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.1%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer ANTHONY SILVERMAN, Treasurer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

3. The new Article SEVENTEENTH is to be added to the Company's Articles of Incorporation as follows:

> SEVENTEENTH. The Board of Directors of this corporation shall have the authority, without the further consent of the shareholders, to change the name of the corporation from Tempco, Inc. to such other name as the Board of Directors may deem appropriate and in the best interests of the shareholders of this corporation in their discretion and judgment and that would better reflect the Company's identity after the Company completes a business combination with an operating business entity.